Exhibit 99.1

CONTACT:

Investors:	Media:
Penwest Pharmaceuticals	Donald C. Cutler
Jennifer Good	Kekst and Company
(845) 878-8401	(212) 521-4800
(877) 736-9378

For Immediate Release

PENWEST PHARMACEUTICALS ANNOUNCES INTENTION TO TERMINATE NASDAQ LISTING AND REGISTRATION

Patterson, NY – October 15, 2010 – Penwest Pharmaceuticals (Nasdaq: PPCO) ("Penwest") today announces its intention to strike the shares of its common stock from listing and registration on The NASDAQ Stock Market (“NASDAQ”). Penwest intends to take this action in connection with the anticipated merger (the “Merger”) of West Acquisition Corp. (“Merger Sub”), an indirect wholly-owned subsidiary of Endo Pharmaceuticals Holdings Inc. (“Endo”) (Nasdaq: ENDP), with and into Penwest pursuant to the Agreement and Plan of Merger among Penwest, Merger Sub and Endo, dated August 9, 2010. As previously announced, a special meeting of Penwest shareholders will be held on November 4, 2010 to approve the Merger. Endo and its affiliates own approximately 90.56% of Penwest common stock, and their shares represent sufficient votes to approve the Merger. Penwest intends to consummate the Merger as soon as possible following shareholder approval pursuant to applicable law. Following the completion of the Merger, shares of Penwest common stock will no longer be listed or registered on NASDAQ, or any other stock exchange or quotation system, and upon application to the SEC will be deregistered under the Exchange Act of 1934. Following the completion of the Merger, Penwest will no longer be a public company.

About Penwest

Penwest is a drug development company focused on identifying and developing products that address unmet medical needs, primarily for rare disorders of the nervous system. We are currently developing A0001, or a-tocopherolquinone, a coenzyme Q analog, for inherited mitochondrial respiratory chain diseases. We are also applying our drug delivery technologies and drug formulation expertise to the formulation of product candidates under licensing collaborations. www.penwest.com.

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